Exhibit 10.2
PARKING LOT LEASE
     THIS PARKING LOT LEASE (“Parking Lot Lease”) is entered into this 9th day of February, 2010, between DP PARTNERS PORTLAND I, LLC, a Delaware limited liability company (“Landlord”) and LACROSSE FOOTWEAR, INC., a Wisconsin corporation, and DANNER, INC., a Wisconsin corporation (collectively, “Tenant”).
RECITALS
     A. Concurrent with the execution of this Parking Lot Lease, Landlord and Tenant are entering into that Multi-Tenant Industrial Lease dated as of the date hereof (the “Building Lease”) covering 58,788 rentable square feet within the LogistiCourt at Portal Way building located at 18201 NE Portal Way, Suite 101, Portland, Oregon 97230, as more particularly described in the Building Lease (the “Building Premises”). The Building Premises are located within that industrial development owned by Landlord and commonly known as LogistiCourt at Portal Way (the “Project”).
     B. In order to provide additional parking for Tenant in connection with its business operations at the Building Premises, Landlord intends to acquire from the Portland Development Commission, the designated urban renewal agency of the City of Portland (the “PDC”), a perpetual, exclusive easement covering approximately 1.17 acres of land located adjacent to the Project as depicted on the attached Exhibit A (the “Parking Premises”), pursuant to that Parking Lot Easement Agreement substantially in the form attached hereto as Exhibit B (the “Parking Lot Easement”).
     C. Upon the execution and recordation of the Parking Lot Easement, Landlord will design, permit and construct improvements to provide approximately 128 parking spaces (but not less than 120 parking spaces) on the Parking Premises for the exclusive use by Tenant and its employees, suppliers, shippers, customers, contractors and invitees, as provided in this Parking Lot Lease.
     D. Therefore, in consideration of the mutual covenants contained herein and in the Building Lease, Landlord wishes to lease the Parking Premises to Tenant and Tenant wishes to lease the Parking Premises from Landlord, on the terms and conditions set forth in this Parking Lot Lease.
AGREEMENT
1. TERM; POSSESSION.
     1.1 Demise. Landlord hereby leases the Parking Premises to Tenant, and Tenant hereby leases the Parking Premises from Landlord, on the term and conditions set forth in this Parking Lot Lease.
     1.2 Term. The lease term shall commence on May 1, 2010 (the “Commencement Date”) and shall end on August 31, 2015, subject to extension or sooner termination as provided in this Parking Lot Lease. Notwithstanding the foregoing or any other provision herein, this Parking Lot Lease shall be coterminous with the Building Lease and, upon the expiration or termination of the Building Lease for any reason, this Parking Lot Lease shall likewise automatically terminate on the same date as the expiration or termination of the Building Lease. For purposes of this Parking Lot Lease, the “Term” shall mean the initial lease term and any renewals or extensions thereof, subject to sooner termination as provided in this Parking Lot Lease.
     1.3 Initial Construction of the Parking Premises. Landlord shall, at its sole cost and expense, acquire rights to the Parking Premises pursuant to the Parking Lot Easement and design, permit and construct a paved parking lot on the Parking Premises with approximately 128 parking spaces (but in no event less than 120 parking spaces), including without limitation all landscaping, lighting, curbs, painting/striping, and stormwater facilities, and construct, at its sole cost and expense, the associated improvements to the Project and adjacent PDC land required by PDC or applicable laws, all substantially as shown on the Permit Plans (defined below) (such parking lot improvements, together with the associated improvements to the Project and adjacent PDC land, are collectively referred to herein as the “Parking Lot Improvements”). The “Permit Plans” means that Permit Set of drawings dated January 8, 2010 prepared by Group MacKenzie and identified in the Index of Drawings on page 1 of Exhibit A attached hereto, a copy of which Permit Plans has been provided to Tenant. On January 8, 2010, Landlord submitted the Permit Plans to the City of Portland in connection with its application for a construction permit for the Parking Lot Improvements. Landlord agrees that the Parking Lot Improvements shall be completed in a good and workmanlike manner substantially in accordance with the Permit Plans, and in compliance with all laws, rules and regulations of governmental agencies and authorities and the provisions of the Parking Lot Easement. Subject to Force Majeure Delays (defined in Section 15.11), Landlord shall substantially complete the construction of the Parking Lot Improvements and obtain all governmental approvals necessary for Tenant’s use of the Parking Premises as a parking lot by the date of issuance of the certificate of occupancy by the City of Portland for Tenant’s occupancy of the Building Premises for the conduct of its manufacturing business (but not later than May 1, 2010). Once the initial construction of the Parking Lot Improvements are completed in a good and workmanlike manner and in accordance with this Lease and applicable laws, Landlord shall have no further obligation to perform any work or make any improvements, alterations, repairs or replacements on or to the same.
     1.4 Extension Option. Tenant is hereby granted three (3) successive options (each an “Option”; collectively, “Options”) to extend the Term for an additional term of five (5) years for each Option (each an “Extension Term”), beginning on the day after the expiration of the then-current Term and continuing for five (5) years (unless terminated sooner pursuant to any other terms or provisions of this Parking Lot Lease), on all of the same terms and conditions as set forth in this Parking Lot Lease, including without limitation the payment of Monthly Rent and, if applicable, Accelerated Rent (as such terms are defined in Section 2 below). Each Option may be exercised by Tenant only by delivery of written notice thereof to Landlord (“Extension Notice”), which notice must be received by Landlord at least six (6) full calendar months before the expiration of the then-current Term and, once given, shall be irrevocable and binding on both parties; provided, however, that Tenant shall be deemed to have automatically exercised an extension option under this Parking Lot Lease if Tenant timely exercises an extension option expressly set forth in the Building Lease covering the same period. If Tenant fails to timely deliver such written notice (and Tenant is not deemed to have automatically exercised an extension option as provided by the foregoing sentence), or if this Parking Lot Lease is terminated pursuant to any other terms or provision of this Parking Lot Lease prior to the expiration of the Term, the Options shall terminate, and Tenant shall have no right to renew or extend the Parking Lot Lease. Each Option shall be exercisable by Tenant on the express condition that at the time of delivery of Tenant’s notice of its election to exercise the Option, and at all times prior to the commencement of the Extension Term, Tenant shall not be in default under this Parking Lot Lease beyond any applicable notice and cure period.
2. RENTAL.
     2.1 Initial Rent. By not later than three (3) business days after the date of recordation of the Parking Lot Easement, Tenant shall pay Landlord the sum of One Hundred Thousand and No/100 Dollars ($100,000.00), as its initial rent payment for the Parking Premises (“Initial Rent”). Tenant shall receive full credit towards the Initial Rent for all payments made by Tenant pursuant to that reimbursement letter dated December 1, 2009 between Landlord and Tenant (the “Reimbursement Letter”). Notwithstanding the foregoing or any other provision in this Parking Lot Lease to the contrary, in the event all of the conditions subsequent set forth in Exhibit C hereto are not satisfied and Landlord or Tenant terminates this Parking Lot Lease as a result thereof, Landlord shall refund the Initial Rent to Tenant, less any sums paid or payable to Landlord pursuant to the terms of the Reimbursement Letter. Notwithstanding anything in this Parking Lot Lease or the Reimbursement Letter to the contrary, Tenant shall only be obligated, in aggregating the payments under the Reimbursement Agreement and the payment of the Initial Rent under this Section 3.1, to pay Landlord, in the aggregate, a maximum of $100,000.
     2.2 Monthly Rent. During the Term (including any Extension Term), Tenant shall pay Landlord (or its designee), as monthly rent, a sum equal to the total monthly payments of principal and/or interest required to be paid by Landlord under the Parking Lot Loan (defined in Exhibit C hereto) (“Monthly Rent”) (e.g., if the original principal amount of the Parking Lot Loan is $650,000.00 and it is fully amortized over 20 years at 3% annual interest rate, the Monthly Rent shall be $3,604.88 per month). Each installment of Monthly Rent shall be due and payable to Landlord at least five (5) business days prior to the date that Landlord is required to make its monthly payment of principal and/or interest to PDC under the Parking Lot Loan, unless Landlord has directed that such payment be made directly to PDC in which case Tenant shall make such payment directly to PDC on or before the date due under the Parking Lot Loan. Landlord shall use commercially reasonable efforts to cause the monthly payments of principal and/or interest under the Parking Lot Loan to be payable on the first day of each month during the Term, commencing on May 1, 2010 and, following execution of the Parking Lot Loan documentation, Landlord will give Tenant notice of such payment due date. In addition to Monthly Rent and any other charges payable by Tenant hereunder, Tenant shall pay or reimburse Landlord for all costs, charges and expenses incurred by Landlord with respect to the Parking Lot Loan that are attributable to Tenant’s failure to pay such Monthly Rent or other charges when due.

     2.3 Accelerated Rent. In the event of the expiration, termination, nonrenewal or nonextension of this Parking Lot Lease for any reason (other than solely as a result of a default by Landlord under this Parking Lot Lease) or if Tenant vacates the Building Premises for any reason (other than solely as a result of a default by Landlord under this Parking Lot Lease), in either case prior to the payment in full of the Parking Lot Loan, Tenant shall pay Landlord (or its designee) on the date of such event a sum equal to the total outstanding principal and accrued unpaid interest due on the Parking Lot Loan as of the date of such termination, expiration, nonextension or vacation (the “Accelerated Rent”), as additional rent, excluding any past due payments, penalties or interest charges attributable to Landlord’s failure to pay the Parking Lot Loan payments when due under the Parking Lot Loan documents (unless such failure is attributable to Tenant’s default under this Parking Lot Lease); provided, however, that Tenant shall receive a credit against such Accelerated Rent in an amount equal to the net condemnation proceeds received by Landlord (after deducting all costs and expenses incurred by Landlord in connection with such condemnation) in the case of termination of this Parking Lot Lease due to condemnation pursuant to Section 8 below.
     2.4 Time and Place of Payment. The Monthly Rent and all additional rent and other charges payable to Landlord under this Parking Lot Lease will be paid on or before the specified due date at the address for Landlord set forth in this Parking Lot Lease, or such other address as Landlord may from time to time designate in writing to Tenant. Rent is uniformly apportionable day to day.
     2.5 Interest. If any payment of Monthly Rent or any other amount payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the Interest Rate from the date due until paid. All interest, and any late charges imposed pursuant to Section 2.6 below, shall be considered additional rent due from Tenant to Landlord under the terms of this Parking Lot Lease. As used in this Parking Lot Lease, the term “Interest Rate” shall mean the lesser of: (a) the prime rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered operating bank operating in Oregon, as its “prime rate” or “reference rate”, plus one percent (1%) per annum; or (b) the maximum rate permitted by law.
     2.6 Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any rent or other sums due under this Parking Lot Lease will cause Landlord to incur costs not contemplated by this Parking Lot Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Parking Premises. Accordingly, if any rent or any other amount payable by Tenant hereunder is not received by Landlord by the due date thereof, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by law. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Parking Lot Lease or at law and/or in equity now or hereafter in effect.
     2.7 Triple Net Lease Provision. All payments required to be paid by Tenant under this Parking Lot Lease will constitute rent. This is intended to be a triple net lease, meaning, except as otherwise expressly provided in this Parking Lot Lease, that Tenant shall pay all taxes, assessments, utilities, insurance, maintenance, repairs and replacements (whether ordinary, extraordinary, capital or otherwise), and all other costs, charges and expenses of every type relating to the Parking Premises after Landlord’s completion of the initial Parking Lot Improvements and commencement of the Term (excluding any such expenses to the extent attributable to the negligence or willful misconduct of Landlord or its agents, employees or contractors, which shall be the responsibility of Landlord), in addition to the rent payable by Tenant under Section 2.1, Section 2.2 and Section 2.3. All rent and additional rent shall be received by Landlord without set-off, offset, abatement, or deduction of any kind.
     2.8 Prepayment of Monthly Rent or Accelerated Rent. Tenant shall have the right to prepay the Monthly Rent, or any Accelerated Rent, in whole or in part, at any time without premium or penalty, and Landlord shall promptly apply all such prepaid rent to the balance owing on the Parking Lot Loan. If Tenant prepays an amount sufficient for Landlord to pay the Parking Lot Loan in full, then Tenant shall have no obligation to pay any further Monthly Rent to Landlord under this Parking Lot Lease.
3. USE OF PARKING PREMISES.
     3.1 Permitted Use. Tenant may use the Parking Premises only for automobile, truck and trailer parking, and no other purpose without the prior written consent of Landlord, which consent will not be unreasonably withheld or delayed.
     3.2 Compliance with Laws. In connection with its use, Tenant shall comply at its expense with all applicable zoning, laws, regulations, ordinances and requirements of any public authority governing and regulating the use and occupancy of the Parking Premises, and all conditions, covenants and restrictions of record now or hereafter in force.
     3.3 Hazardous Substances.
          (a) Landlord represents and warrants to Tenant that to the best of Landlord’s knowledge as of the date hereof, (i) there is no Hazardous Substance (defined below) on, in or under the Parking Premises in violation of any Environmental Law (defined below) as of the Commencement Date, (ii) the Parking Premises are not in violation of any Environmental Law, (iii) Landlord has not received any notice from any governmental authority alleging or threatening that any part of the Parking Premises is in violation of an Environmental Law, and (iv) there are no pending or threatened claims, suits, enforcement actions or other litigation related to the presence of Hazardous Materials in, under or about the Parking Premises. To the fullest extent permitted by law, Landlord agrees to promptly indemnify, protect, defend and hold harmless Tenant and Tenant’s members, partners, officers, directors, shareholders, employees, agents, successors and assigns for, from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) that arise or result from the presence or release of Hazardous Substances on, in, under or about the Parking Premises and that are attributable to (a) any act or omission of Landlord or any of Landlord’s agents, employees or contractors, or (b) any use, ownership or occupancy of the Parking Premises prior to the Commencement Date, including without limitation any violation of any Environmental Law attributable to the period prior to Commencement Date, or (c) that arise or result from any breach of the representations or warranties of Landlord contained in this Section 3.3(a). For purposes of this Parking Lot Lease, the phrase “to Landlord’s knowledge” or similar phrase shall mean only the actual (not implied, imputed or constructive) knowledge of Kirk L. Olsen, John Atwell and Michael C. Dermody, each of which are officers of Landlord and are the only officers of Landlord involved in the acquisition of the Parking Lot Easement and development of the Parking Premises in any material respect. The provisions of this Section 3.3(a) will survive the expiration or earlier termination of this Parking Lot Lease.
          (b) Tenant shall not cause or permit any Hazardous Substances to be brought upon, kept, generated, treated, stored, used or otherwise handled in or about or disposed of on the Parking Premises by Tenant, its agents, employees, contractors or invitees, except to the extent reasonably required for the uses permitted by Section 3.1 above and then only in strict compliance with all Environmental Laws. Tenant shall not cause or permit any Hazardous Substance to be spilled, leaked, disposed of or otherwise released in or on the Parking Premises. In the event of a leak, spill or release of a Hazardous Substance on the Parking Premises or the threat of or reasonable suspicion of the same, Tenant shall immediately undertake or cause to be undertaken all emergency response necessary to contain, clean up and remove the Hazardous Substance and shall undertake or cause to be undertaken within a reasonable time all investigatory, remedial and/or removal action necessary or appropriate to ensure that any contamination by the Hazardous Substances is eliminated as required by applicable Environmental Law. Within thirty (30) days following the completion of such investigatory, remedial and/or removal action, Tenant shall provide Landlord with a certification reasonably acceptable to Landlord signed by an independent registered professional engineer that such contamination has been so eliminated.
          (c) Tenant shall immediately notify Landlord upon becoming aware of (i) any such spill, leak, disposal or release of any Hazardous Substance in or on the Parking Premises or (ii) any notice or communication from any governmental agency or other person directed to Tenant relating to any Hazardous Substance on, under or adjacent to the Parking Premises or any violation of any Environmental Law with respect to the Parking Premises or activities thereon. Tenant shall at all times comply with all Environmental Laws applicable to Tenant and its use and occupancy of the Parking Premises.

          (d) To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, partners, officers, directors, shareholders, employees, agents, successors and assigns for, from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) that arise or result from the presence or release of Hazardous Substances on, in, under or about the Parking Premises and that are caused or permitted by Tenant or its agents, employees, contractors, licensees, invitees, successors or assigns during the Term of this Parking Lot Lease, including arising from or caused in whole or in part, directly or indirectly, by (i) the presence or release in, on, under or about the Parking Premises of any Hazardous Substances; (ii) Tenant’s or other user’s actual, proposed or threatened use, treatment, storage, transportation, holding, existence, disposition, manufacturing, control, management, abatement, removal, handling, transfer, generation or release (past, present or threatened) of Hazardous Substances to, in, on, under, about or from the Parking Premises; (iii) any past, present or threatened non-compliance or violations of any Environmental Laws in connection with Tenant and/or the Parking Premises, (iv) personal injury claims (v) the payment of any environmental liens, or the disposition, recording, or filing or threatened disposition, recording or filing of any environmental lien encumbering or otherwise affecting the Parking Premises, (vi) diminution in the value of the Parking Premises, (vii) damages for the loss or restriction of use of the Parking Premises, including prospective rent, lost profits and business opportunities, (viii) sums paid in settlement of claims, (ix) reasonable attorneys’ fees, consulting fees and expert fees, (x) the cost of any investigation of site conditions, and (xi) the cost of any repair, clean-up or remediation ordered by any governmental or quasi-governmental agency or body or otherwise deemed necessary in Landlord’s reasonable judgment. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Parking Premises, or the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of the indemnity provisions in this Section 3.3(d), any acts or omissions of Tenant and/or Tenant’s employees, agents, assignees, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant. The provisions of this Section 3.3(d) will survive the expiration or earlier termination of this Parking Lot Lease.
          (e) For purposes of this Parking Lot Lease, the term “Hazardous Substance” means any substance, material or waste which because of its quantity, concentration or physical, chemical or infectious characteristics may cause or pose a present or potential hazard to human health or the environment when improperly handled, treated, stored, transported, disposed of or otherwise managed, including asbestos, oil, gas and other hydrocarbons, and all hazardous or toxic substances, materials and wastes listed, designated or regulated under any Environmental Law. For purposes of this Parking Lot Lease, “Environmental Law” means any past, present or future federal, state or local statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of any Hazardous Substance into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of any Hazardous Substance.
     3.4 Unlawful Activities. Tenant shall not use or allow the Parking Premises to be used (a) in violation of the Parking Lot Easement, any recorded covenants, conditions and restrictions affecting the Parking Premises, any applicable law or governmental rule or regulation, or of any certificate of occupancy issued for the Parking Premises, or (b) for any improper, immoral, unlawful or reasonably objectionable purpose. Tenant shall not do or permit to be done anything which will obstruct or interfere with the rights of owners of adjacent property or other tenants or occupants of the Project, or injure or annoy them. Tenant shall not cause, maintain or permit any nuisance in, on or about the Parking Premises, nor commit or suffer to be committed any waste in, on or about the Parking Premises.
     3.5 Insurance Coverage. Tenant shall refrain from any use of the Parking Premises that would invalidate or impair the coverages afforded by any insurance maintained with respect to the Parking Premises and shall not allow the condition of the Parking Premises to decline to a degree that would result in any insurance required under this Parking Lot Lease to be maintained by Tenant to no longer be available.
     3.6 Rules. The use of the Parking Premises shall be subject to the Parking Rules and Regulations contained in Exhibit “C” attached to the Building Lease, together with any other reasonable, non-discriminatory rules and regulations adopted by Landlord from time to time, and furnished to Tenant.

     3.7 Signs. All signage on the Parking Premises shall comply with the requirements of applicable law. Tenant shall obtain Landlord’s prior approval of the location, design, size, color, materials, and other details of any signs to be located on the Parking Premises, which approval shall not be unreasonably be withheld or delayed.
4. MAINTENANCE AND ALTERATIONS.
     4.1 Maintenance. Tenant, at its expense, shall keep and maintain the Parking Premises and Parking Lot Improvements (including without limitation, the land, parking areas, driveways, sidewalks, lighting and landscaping) in good condition, repair and appearance and consistent with the parking areas of the Project, and Tenant shall make all repairs and replacements necessary to that end. Except for the initial Parking Lot Improvements to be made by Landlord as provided herein, Landlord shall have no obligation whatsoever to make any repairs, alterations, replacements or improvements or to perform any maintenance on or to the Parking Premises or Parking Lot Improvements, except to the extent necessitated by the negligence or wilful misconduct of Landlord or its agents, employees or contractors.
     4.2 Alterations. Tenant shall not make any alterations, additions or improvements to the Parking Premises without Landlord’s prior written consent, which consent will not be unreasonably withheld or delayed. Any such consent will be subject to the following conditions:
          (a) Any alteration, addition or improvement shall be done in a good and workman like manner and in compliance with applicable laws and building codes, and in accordance with the orders, rules and regulations of the National Board of Fire Underwriters or any other body exercising similar functions.
          (b) The cost of any such alteration, addition or improvement shall be paid by Tenant in cash, or its equivalent, so that the Parking Premises and all portions thereof shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Parking Premises. At least fifteen (15) days before commencing any work or delivery of any materials relating to any alterations, improvements, or additions to the Parking Premises, Tenant shall notify Landlord of the expected date of commencement of such work or the delivery of any such materials. Landlord shall have the right at any time and from time to time to post and maintain on the Parking Premises such notices as Landlord reasonably deems necessary to protect the Parking Premises from construction liens, materialmen’s liens, and any other liens.
          (c) Tenant shall maintain, at Tenant’s sole cost and expense, such insurance as Landlord may reasonably require in connection with such alterations, additions or improvements, including Workers Compensation Insurance covering all persons employed in connection with the work, with respect to whom death or bodily injury claims could be asserted against Landlord or its successors in interest when any work is in process in connection with any such alteration or addition. Such insurance shall be in a form and by an insurance company reasonably approved by Landlord.
          (d) All alterations, additions, improvements, and fixtures installed by Tenant (other than trade fixtures and equipment) shall become a part of the Parking Premises at the expiration of the term of this Parking Lot Lease and belong to Landlord.
5. TAXES; UTILITIES.
     5.1 Personal Property Taxes. Tenant shall pay when due all personal property taxes assessed against its personal property or equipment on the Parking Premises.
     5.2 Taxes and Assessments.
          (a) Tenant shall pay directly to the taxing authority on or before the date due all real property taxes, assessments and public charges levied or assessed against the Parking Premises, except that Tenant’s liability for such taxes, assessments and public charges shall be prorated for any partial tax year in which the Term begins or ends. To the maximum extent possible, such tax bills shall be mailed directly from the taxing authority to Tenant and Tenant shall pay all such taxes, assessments and public charges directly to the taxing authority.
          (b) Landlord intends for the Parking Premises to become a separate tax parcel. Landlord shall, as provided by Section 6 of the Parking Lot Easement, promptly submit, in conjunction with PDC, an application, and make commercially reasonable efforts, to cause the Parking Premises to become a separate tax parcel on or before June 30, 2010 so that it is assessed and billed independently from the balance of the Grantor Property (as such term is defined in the Parking Lot Easement). To the extent Landlord is unsuccessful in making the Parking Premises a separate tax parcel, the taxes and assessments shall, as provided in Section 6 of the Parking Lot Easement, be allocated between the Parking Premises and the balance of the Grantor Property proportionately based on the respective real market values of the land and improvements on each such property as reflected in the records of the Multnomah County Division of Assessment and Taxation, except that the assessments of the Multnomah County Drainage District shall be allocated based on the respective square footage of land area of each property.
          (c) If available by law, rule, or order of the taxing authority, Tenant may make tax payments owing under this Section 5.2 in installments. Tenant may contest the validity of an assessment against the Parking Premises as long as (i) Tenant deposits with an escrow agent approved by Landlord, irrevocable instructions to pay to the taxing authority upon written instruction from Landlord, sufficient funds to satisfy any amount determined to be owing at the conclusion of the proceeding to contest the assessment, and (ii) Landlord’s interest in the Parking Premises or Parking Lot Easement is not jeopardized.
          (d) Upon request, Tenant shall provide to Landlord reasonable evidence of the payment of all taxes, assessments and public charges required to be paid by Tenant under this Section 5.2.
     5.3 Taxes in Lieu of Ad Valorem Tax. If a tax is assessed upon Landlord’s interest under this Parking Lot Lease which is in lieu of the ad valorem real property tax, then to the extent permitted by law, Tenant shall pay such tax. Tenant, however, shall have no obligation to pay any income, profits, or franchise tax levied upon the net income derived by Landlord from this Parking Lot Lease.
     5.4 Payment of Utilities Charges. Tenant shall pay when due all charges for services and utilities incurred in connection with the use, occupancy, operation, and maintenance of the Parking Premises and Parking Lot Improvements, including without limitation charges for electricity. To the maximum extent possible, Tenant shall arrange for direct billing from and payment to the utility and service providers. If any such utilities are not separately metered or invoiced to Tenant, Landlord will equitably apportion such charges between Tenant and the other occupants of the Grantor Property based on approximate actual usage.
6. LIABILITY TO THIRD PERSONS.
     6.1 Liens. Except for the Parking Lot Improvements made by Landlord as provided herein, Tenant shall pay as due all claims for work done on or for services rendered or material furnished to or for Tenant to the Parking Premises after the Commencement Date, and shall keep the Parking Premises free from any liens other than liens created by Landlord. If Tenant fails to pay such claim or to discharge any lien, Landlord may do so and collect such amount as additional rent upon demand. Amounts paid by Landlord hereunder shall bear interest and be repaid by Tenant as provided in Section 2.5 and Section 2.6. Such payment by Landlord shall not constitute a waiver of any right or remedy Landlord may have because of Tenant’s default.
     6.2 Tenant’s Assumption of Risk and Waiver. Except to the extent such matter is caused by the negligence or willful misconduct of Landlord or Landlord’s employees, agents, or contractors, Landlord shall not be liable to Tenant, Tenant’s employees, agents or invitees for: (i) any damage to property of Tenant, or of others, located in, on or about the Parking Premises, (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, steam, gas, electricity, water, rain or leaks from any part of the Parking Premises or from the street or subsurface or from any other places or by any other cause of whatsoever nature, or (iv) any such damage caused by other tenants or persons in the Project or occupants of adjacent property of the Parking Premises or Project, or the public, or caused by operations in construction of any private, public or quasi-public work. Neither party shall, in any event, be liable to the other for any consequential damages or loss of business or profits and each party hereby waives any and all claims for any such damages. All property of Tenant kept or stored on the Parking Premises shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers, except to the extent such damage is caused by the negligence or willful misconduct of Landlord or Landlord’s employees, agents, or contractors, subject to Section 7.2 below.
     6.3 Tenant’s Indemnification of Landlord. Subject to Section 7.2 below, Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord’s members, partners, officers, directors, shareholders, employees, agents, successors and assigns, harmless for, from and against, any and all claims, damages, judgments, suits, causes of action, losses, liens, liabilities and expenses, including attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any occurrence at the Parking Premises, unless caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors and not covered by insurance carried or required to be carried by Tenant hereunder, (b) any act or omission of Tenant or any of Tenant’s agents, employees, contractors, subtenants, assignees, licensees or invitees (collectively, “Tenant Parties”); (c) the use of the Parking Premises and conduct of Tenant’s business by Tenant or any Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in or about the Parking Premises; and/or (d) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Parking Lot Lease or the terms of any contract or agreement to which Tenant is a party or by which it is bound, affecting this Parking Lot Lease or the Parking Premises. In case any action or proceeding is brought against Landlord or Landlord’s members, partners, officers, directors, shareholders, employees, agents, successors and assigns by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed.
     6.4 Landlord’s Indemnification of Tenant. Subject to Section 7.2 below, Landlord shall be liable for, and shall indemnify, defend, protect and hold the Tenant and Tenant’s officers, directors, shareholders, employees, agents, successors and assigns harmless for, from and against, any and all claims, damages, judgments, suits, causes of action, losses, liens, liabilities and expenses, including attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any occurrence at the Premises caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors and not covered by insurance carried or required to be carried by Tenant hereunder, and/or (b) any default by Landlord of any obligations on Landlord’s part to be performed under the terms of this Parking Lot Lease or the terms of any contract or agreement to which Landlord is a party or by which it is bound, materially and adversely affecting Tenant’s rights under this Parking Lot Lease or in the Parking Premises. In case any action or proceeding is brought against Tenant or Tenant’s officers, directors, shareholders, employees, agents, successors and assigns by reason of any such Indemnified Claims, Landlord, upon notice from Tenant, shall defend the same at Landlord’s expense by counsel approved in writing by Tenant, which approval shall not be unreasonably withheld or delayed.
     6.5 Survival; No Release of Insurers. Tenant’s indemnification obligation under Section 6.3, and Landlord’s indemnification obligation under Section 6.4, shall survive the expiration or earlier termination of this Parking Lot Lease. Tenant’s covenants, agreements and indemnification in Sections 6.2 and 6.3 above, and Landlord’s covenants, agreements and indemnification in Section 6.4, are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Parking Lot Lease.
     6.6 Security. Tenant acknowledges that the rental payable to Landlord under this Parking Lot Lease does not include the cost of guard service or other security measures, and that Landlord shall have no obligation whatsoever to provide such services or security measures. Tenant assumes all responsibility for the protection of Tenant, its officers, employees, agents and invitees, from the acts of third parties.
7. INSURANCE AND DAMAGE.
     7.1 Tenant’s Insurance. Tenant shall at its sole expense maintain in full force and effect during the Term all of the same insurance coverages required of Tenant under Section 20 of the Building Lease with respect to the Parking Premises and all property, improvements, persons and activities thereon. Upon Landlord’s request from time to time, Tenant shall provide certificates of insurance and other evidence reasonably acceptable to Landlord of such insurance coverages.
     7.2 Waiver of Subrogation. Each party (for itself and its successors and assigns and insurance carriers) waives all rights of recovery from the other party with respect to any damage that would have been covered by a “special form” or “all risks” coverage property insurance policy with extended coverage endorsements, or that is actually covered under any additional insurance coverages maintained by the party, and there shall be no rights of subrogation by the parties’ insurance carriers against the other party.
     7.3 Damage or Destruction. In case of damage or destruction to the Parking Premises or any part thereof by any cause (other than due to the negligence or willful misconduct of Landlord or its agents, employees or contractors, in which case Landlord shall restore the same at its expense), Tenant shall at its expense restore the Parking Premises to a condition equivalent to that existing prior to the damage.

8. CONDEMNATION. If the entire Parking Premises is condemned, or if a portion is taken which causes the remainder to be unsuited to the use permitted under this Parking Lot Lease (as reasonably determined by Landlord or Tenant), then this Parking Lot Lease shall terminate as of the date upon which possession of the Parking Premises is taken by the condemning authority. Otherwise, Landlord shall proceed to make necessary repairs and alterations to the Parking Premises to permit Tenant to continue its use thereof. Rent shall be abated during the period of restoration and shall be reduced for the remainder of the Term to the extent and in the same proportion that the reduction in the number of parking spaces no longer available for Tenant’s use due to the condemnation are less than 120 parking spaces; provided, however, that Landlord may mitigate or avoid such rent abatement by providing replacement parking spaces for those taken, which spaces shall be located either in the Project or otherwise reasonably proximate to the Building Premises. All condemnation proceeds shall belong to Landlord, except for any award specifically made to Tenant for interruption of business, moving expenses, or the taking of Tenant’s trade fixtures and personal property. Sale of all or a part of the Parking Premises to a purchaser with the power of eminent domain in the face of a threat or the probability of the exercise of the power shall be treated as a taking by condemnation. Landlord need not incur expenses for restoration in excess of the amount of condemnation proceeds received by Landlord after payment of all reasonable costs, expenses and attorneys’ fees incurred by Landlord in connection therewith.
9. TRANSFERS BY TENANT. Tenant shall not directly or indirectly Transfer (as that term is defined in the Building Lease) all or any portion of the Parking Premises or Tenant’s interest hereunder, except that Tenant shall simultaneously assign, sublet or otherwise transfer this Parking Lot Lease or its interest herein at the same time, in the same manner and on the same terms and conditions, as any permitted Transfer or any assignment or sublease to an Affiliate under the Building Lease. In other words, this Parking Lot Lease may not be assigned, sublet or otherwise Transferred except in conjunction with a permitted assignment, sublease or transfer of the Building Lease.
10. DEFAULT. The occurrence of any one or more of the following events shall constitute a default under this Parking Lot Lease by Tenant (sometimes referred to herein as an “Event of Default”):
     10.1 Payment Default. Tenant fails to make any rent or other payment under this Parking Lot Lease within five (5) days after written notice to Tenant that it is due; provided, however, Landlord shall not be required to give more than one such notice in any calendar year, after which this Parking Lot Lease shall automatically be in default if rent or any other payment is not paid within five (5) days after it is due without notice or cure period.
     10.2 Unauthorized Transfer. Tenant makes any transfer without Landlord’s prior written consent as required under Section 9.
     10.3 Abandonment of Property. Tenant abandons the Parking Premises, for which purpose “abandons” means a failure by Tenant to occupy and use the Parking Premises for one or more of the purposes permitted under this Parking Lot Lease for a total of thirty (30) days or more during the lease term, unless such failure is excused under other provisions of this Parking Lot Lease.
     10.4 Default in Other Covenants. Tenant fails to comply with any other term or condition or fulfill any other obligation of this Parking Lot Lease within thirty (30) days after written notice by Landlord specifying the nature of the failure with reasonable particularity. If the failure is of such a nature that it cannot be remedied fully within the 30-day period, this requirement shall be satisfied if Tenant begins correction of the failure within the 30-day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable (but not later than sixty (60) days after the date of receipt of such notice from Landlord).
     10.5 Insolvency Defaults. Dissolution, termination of existence, insolvency on a balance sheet basis or business failure of Tenant; the commencement by Tenant of a voluntary case under the federal bankruptcy laws or under any other federal or state law relating to insolvency or debtor’s relief; the entry of a decree or order for relief against Tenant in an involuntary case under the federal bankruptcy laws or under any other applicable federal or state law relating to insolvency or debtor’s relief; the appointment of or the consent by Tenant to the appointment of a receiver, trustee, or custodian of Tenant or of any of Tenant’s property; an assignment for the benefit of creditors by Tenant; Tenant’s failure generally to pay its debts as such debts become due; the making or suffering by Tenant of a fraudulent transfer under applicable federal or state law; concealment by Tenant of any of its property in fraud of creditors; the making or suffering by Tenant of a preference within the meaning of the federal bankruptcy law; or the imposition of a lien through legal proceedings or distraint upon any of the property of Tenant which is not discharged or bonded.

     10.6 Building Lease. Any default by Tenant under the Building Lease.
11. REMEDIES ON DEFAULT. Upon default, Landlord may exercise any one or more of the following remedies or any other right or remedy available under applicable law:
     11.1 Termination. Landlord may terminate Tenant’s right to possession of the Parking Premises and Tenant’s rights under this Parking Lot Lease by giving written notice to Tenant of Landlord’s election to terminate Tenant’s right to possession of the Parking Premises, and this Parking Lot Lease will terminate as of the date of such notice. In the event of such termination, Landlord may recover damages from Tenant as provided in Section 11.3 below.
     11.2 Retake Possession. Landlord may re-enter and retake possession of the Parking Premises, without notice, either by summary proceedings, force, any other applicable action or proceeding, or otherwise. Landlord may use the Parking Premises for Landlord’s own purposes or relet it upon any reasonable terms without prejudice to any other remedies that Landlord may have by reason of Tenant’s default, and may undertake at Tenant’s expense such alteration and modification of the Parking Premises as it reasonably deems necessary or advisable in order to relet or use the Parking Premises. None of these actions will be deemed an acceptance of surrender by Tenant.
     11.3 Damages for Default. Whether or not Landlord retakes possession or relets the Parking Premises, Landlord may recover all damages caused by the default (including but not limited to unpaid rent, attorneys’ fees relating to the default, and costs of reletting). Landlord may sue periodically to recover damages as they accrue during the remainder of the lease term without barring a later action for further damages. Landlord may at any time bring an action for accrued damages plus damages for the remaining lease term equal to the difference between the rent specified in this Parking Lot Lease and the reasonable rental value of the Premises for the remainder of the term, together with interest thereon at the Interest Rate discounted to the time of judgment at the rate of 1 percent per annum over the discount rate of the Federal Reserve Bank of San Francisco as of the date of such judgment.
     11.4 Cure of Tenant’s Default. Without prejudice to any other remedy for default, Landlord may perform any obligation or make any payment required to cure a default by Tenant. The cost of performance, including attorneys’ fees and all disbursements, shall immediately be repaid by Tenant upon demand, together with interest from the date of expenditure until fully paid at the Interest Rate.
12. SURRENDER AT EXPIRATION.
     12.1 Condition of Parking Premises. Upon expiration or sooner termination of the Term, Tenant shall surrender the Parking Premises in good condition. Depreciation and wear from ordinary use for the purpose for which the Parking Premises was let need not be restored, but all repair for which Tenant is responsible shall be completed to the latest practical date prior to such surrender.
     12.2 Personalty. Upon expiration of the Parking Lot Lease, Tenant shall remove all of its equipment and personal property from the Parking Premises and restore any damage caused by such removal. If Tenant fails to do so, Landlord may effect a removal and place the property in storage for Tenant’s account. Tenant shall be liable to Landlord for the cost of removal, restoration, transportation to storage, and storage, with interest on all such expenses at the Interest Rate.
     12.3 Holdover. If Tenant does not vacate the Parking Premises at the time required, Landlord shall have the option to treat Tenant as a tenant from month to month, subject to all of the provisions of this Parking Lot Lease (except that the term will be month to month and Monthly Rent will be 150 percent of the amount of rent then being paid by Tenant), or to eject Tenant from the Parking Premises and recover damages caused by wrongful holdover. Failure of Tenant to remove equipment or personal property which Tenant is required to remove under this Parking Lot Lease shall constitute a failure to vacate to which this paragraph shall apply if the property not removed substantially interferes with occupancy of the Parking Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant. If a month-to-month tenancy results from a holdover by Tenant, the tenancy shall be terminable at the end of any monthly rental period on written notice from Landlord given not less than ten (10) days prior to the termination date which shall be specified in the notice. Tenant waives any notice which would otherwise be provided by law with respect to month-to-month tenancy.

13. WARRANTY OF QUIET ENJOYMENT. So long as Tenant timely complies with all terms of the Parking Lot Easement and this Parking Lot Lease, Landlord warrants that Tenant shall be entitled to peaceable and exclusive and undisturbed possession of the Parking Premises free from any interference by Landlord or those claiming by, through, or under Landlord, and free from interference of the owners of the Grantor Property or those claiming by, through or under such owners.
14. AUTHORITY OF PARTIES. Each party warrants to the other that it is authorized to enter into this Parking Lot Lease and perform its obligations hereunder, that the person signing on its behalf is duly authorized to execute the Parking Lot Lease, and that no other signatures or authorizations are necessary.
15. GENERAL PROVISIONS.
     15.1 Time of Essence. Time is of the essence of the performance of each party’s respective obligations under this Parking Lot Lease.
     15.2 Modifications. This Parking Lot Lease may not be modified except by written agreement dated and signed by the parties.
     15.3 Nonwaiver. Waiver of performance of any provision of this Parking Lot Lease shall not be a waiver of nor prejudice the party’s right otherwise to require performance of the same provision or any other provision.
     15.4 Succession. Subject to the limitations on transfer of Tenant’s interest, this Parking Lot Lease shall bind and inure to the benefit of the parties, their respective heirs, successors, and assigns. Landlord reserves the right to assign all or part of its rights and interests under this Parking Lot Lease to any third party, and Tenant agrees to execute and deliver such commercially reasonable documents as Landlord may request from time to time to facilitate such assignment.
     15.5 Landlord’s Access. Landlord and its authorized representatives may enter at any time to determine Tenant’s compliance with this Parking Lot Lease, to perform Landlord’s initial Parking Lot Improvements, to show the Parking Premises to any prospective tenants, purchasers or lenders, or for any other reasonable purpose. Except in the case of emergency, Landlord shall provide to Tenant at least forty eight (48) hours prior notice of such entry.
     15.6 Exhibits. All Exhibits attached to this Parking Lot Lease are hereby incorporated in this Parking Lot Lease for all purposes as though set forth at length herein.
     15.7 Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Parking Lot Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Parking Lot Lease.
     15.8 Landlord’s Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Parking Lot Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that it may be cured but more than thirty (30) days are reasonably required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion, which completion shall occur not later than sixty (60) days from the date of receipt of such notice from Tenant. Upon any such uncured default by Landlord and the expiration of the notice and cure period, Tenant may exercise any of its rights provided in law or at equity; provided, however in no event shall Landlord be liable for consequential damages or loss of business profits. A default by Landlord under the Building Lease shall constitute a default by Landlord under this Parking Lot Lease and, in the event of a termination of the Building Lease due to Landlord’s default thereunder, this Parking Lot Lease shall likewise terminate at the same time.
     15.9 Attornment. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or trust deed made by Landlord covering the Parking Premises, upon request Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Parking Lot Lease, provided such purchaser delivers to Tenant a written agreement, reasonably satisfactory to Tenant, recognizing Tenant’s interest in this Parking Lot Lease and

Tenant’s right to continued quiet enjoyment of the Parking Premises so long as Tenant is not in breach or default of its obligations under this Parking Lot Lease.
     15.10 Subordination to Mortgages. This Parking Lot Lease, at Landlord’s option, shall be subordinate to the lien of any trust deed or mortgage subsequently placed upon the Parking Premises, and to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements, and extensions thereof, provided that Tenant shall have the right to the continued quiet enjoyment of the Parking Premises so long as Tenant is not in breach or default of its obligations under this Parking Lot Lease, and provided further that this Parking Lot Lease shall only be subordinate to any future mortgage or deed of trust if the holder of such mortgage or deed of trust executes a non-disturbance agreement, reasonably satisfactory to Tenant, by which the holder of such mortgage or deed of trust recognizes Tenant’s rights under this Parking Lot Lease and agrees that so long as Tenant performs its obligations under this Parking Lot Lease no foreclosure, deed given in lieu of foreclosure, or sale pursuant to the terms of such mortgage or deed of trust, or other steps or procedures taken by the holder of this mortgage or deed of trust, shall affect Tenant’s rights under this Parking Lot Lease. If requested by Landlord, Tenant shall promptly execute and deliver any document reasonably required to effectuate such subordination. Notwithstanding the foregoing, Landlord or such mortgagee or trust deed beneficiary shall have the right to subordinate or cause to be subordinated any mortgage or trust deed to this Parking Lot Lease.
     15.11 Force Majeure. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, fire, earthquake, flood or other natural disaster or other causes not within the reasonable control of the party delaying in performing work or doing acts required under the terms of this Parking Lot Lease (but excluding delays due to financial inability) (herein collectively, “Force Majeure Delays”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section 15.11 shall not apply to nor operate to excuse Tenant from the timely payment of Monthly Rent, additional rent or any other payments strictly in accordance with the terms of this Parking Lot Lease.
     15.12 Estoppel Certificates. Within ten (10) days after written request by the other party, either party shall execute and deliver a certificate prepared by the other party stating whether or not this Parking Lot Lease has been modified and is in full force and effect, the amount of Monthly Rent, the dates to which rent has been paid, specifying any modifications or alleged breaches by the other party, and such other statements and certifications as may be reasonably requested.
     15.13 Conveyance by Landlord. In the event Landlord sells its interest in the Parking Premises during the term of this Parking Lot Lease, Landlord shall be discharged from any obligations and responsibilities under this Parking Lot Lease from and after the effective date of the sale, except for those already accrued.
     15.14 Recording. This Parking Lot Lease shall not be recorded. However, a memorandum of this Lease in mutually acceptable form may be recorded upon request of either party, at the requesting party’s expense.
     15.15 Notices. Notices under this Parking Lot Lease shall be in writing, effective when delivered, or if mailed, effective on the second business day after mailed postage prepaid to the address for the party set forth below, or to such other address as either party may specify by notice to the other. Rent shall be payable to Landlord at the same address and in the same manner.

LANDLORD:	DP Partners Portland I, LLC
c/o DP Partners
1200 Financial Boulevard
Reno, Nevada 89502
Attn: Doug Lanning
Telephone: (775) 858-8080
Facsimile: (775) 856-0831

with a copy to:	DP Partners Portland I, LLC
1001 SW Fifth Avenue, Suite 1100
Portland, Oregon 97204
Attn: Kirk L. Olsen
Telephone: (503) 535-0616
Facsimile: (503) 536-6519

and a copy to:	Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204
Attn: Andrew I. Davis
Telephone: (503) 294-9413
Facsimile: (503) 220-2480

TENANT:	LaCrosse Footwear, Inc./Danner, Inc.
17634 NE Airport Way
Portland, Oregon 97230
Attn: David P. Carlson
Telephone: (503) 262-0110, Ext. 1331
Facsimile: (503) 382-2531

and a copy to:	Garvey Schubert Barer
121 SW Morrison, 11th Flr
Portland, Oregon 97204-3141
Attn: Stephen J. Connolly
Telephone: (503) 228-3939
Facsimile: (503) 226-0259
     15.16 Attorneys’ Fees. In the event suit, action or arbitration is instituted to interpret or enforce the terms of this Parking Lot Lease or to rescind this Parking Lot Lease, the prevailing party shall be entitled to recover from the other party such sum as the court may adjudge reasonable as attorneys’ fees at trial, on appeal and on any petition for review, and in any proceeding in bankruptcy, in addition to all other sums provided by law.
     15.17 Applicable Law. This Parking Lot Lease shall be construed, applied and enforced in accordance with the laws of the State of Oregon.
     15.18 Prior Agreements. This Parking Lot Lease is the entire, final, and complete agreement of the parties with respect to the matters set forth in this Parking Lot Lease, and supersedes and replaces all prior written and oral agreements between the parties or their representatives with respect to such matters, excluding the Building Lease and the Reimbursement Letter which shall each remain in full force and effect in accordance with their terms.
     15.19 Validity of Provisions. If any provision in this Parking Lot Lease shall be invalid, illegal, or unenforceable in any respect, the validity of the remaining provisions contained in this Parking Lot Lease shall not be affected.
     15.20 Broker. Each party hereby warrants to the other that it has not dealt with any real estate broker or agent in connection with this Parking Lot Lease, other than CB Richard Ellis, Inc. (“Landlord’s Broker”) and GVA Kidder Mathews (“Tenant’s Broker”). The party who breaches the foregoing warranty shall indemnify and defend the nonbreaching party from any claims or liability arising from the breach.
     15.21 Counterpart. This Parking Lot Lease may be executed in one or more counterparts by separate signature, each of which shall be deemed an original, but all of which together shall contribute one and the same instrument, and shall be binding on all parties hereto.
     15.22 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice
     15.23 Arbitration. All disputes, differences or questions arising out of or relating to this Parking Lot Lease, or the validity, interpretation, breach, termination, or subject matter thereof, shall be resolved by binding arbitration in accordance with the following provisions: (a) the arbitration shall be administered by, and conducted in accordance with, the then-current rules of the Arbitration Service of Portland, Inc.; (b) judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter of the controversy, and the resolution of the disputed matter as determined by the arbitrator shall be final and binding on the parties; (c) the arbitration shall be conducted in Portland, Oregon and the parties irrevocably waive any objection to venue of the arbitration in Portland, Oregon, and any claim that the arbitration has been brought in an inconvenient forum; (d) a party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the establishment of the arbitration (or pending the arbitrator’s determination of the merits of the dispute, controversy, or claim); (e) the arbitrator shall have authority to issue preliminary and other equitable relief; (f) discovery proceedings of the type provided by the Oregon Rules of Civil Procedure shall be permitted both in advance of and during recesses of the arbitration hearings, and any dispute relating to such discovery shall be resolved by the arbitrator; and (g) the prevailing party in the arbitration shall be entitled to recover reasonable costs and attorney fees as fixed by the arbitrator.
     15.24 Conditions Subsequent. The parties’ obligations under this Parking Lot Lease are subject to, and contingent upon, the satisfaction of the conditions subsequent set forth in Exhibit C attached hereto.
     15.25 Building Lease. The parties intend that the Building Lease be signed simultaneous with this Parking Lot Lease. Accordingly, the effectiveness of this Parking Lot Lease is conditioned upon the execution and delivery of the Building Lease by both Tenant and Landlord.
     15.26 Parking Lot Easement. The parties hereto acknowledge and agree that this Parking Lot Lease and all rights and interests hereunder are subject to the terms, provisions and interests under the Parking Lot Easement. Tenant agrees to use the Parking Premises in accordance with the terms of the Parking Lot Easement, and Tenant shall not commit, or permit to be committed, any act or omission that would violate any term of the Parking Lot Easement. Landlord agrees that it will not enter into amendment or modification of the Parking Lot Easement without the prior written consent of Tenant. Upon its recordation, Landlord will provide Tenant with a copy of the recorded Parking Lot Easement. In the event that Landlord acquires fee title to the Parking Premises pursuant to the Parking Lot Easement or otherwise, this Lease shall continue in full force and effect according to its terms.
[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Parking Lot Lease as of the date first above written.

LANDLORD:	DP PARTNERS PORTLAND I, LLC,
a Delaware limited liability company

	By:	Dermody Properties, LLC,
a Delaware limited liability company
	Its:	Managing Member

	By:	/s/ Michael C. Dermody, President Michael C. Dermody, President

	By:	/s/ John Atwell, Chief Operating Officer

John Atwell, Chief Operating Officer

	By:	/s/ Kirk L. Olsen, Partner — Northwest Region

Kirk L. Olsen, Partner — Northwest Region

TENANT:	LACROSSE FOOTWEAR, INC.,
a Wisconsin corporation

	By:	/s/ Joseph P. Schneider, President and CEO

Joseph P. Schneider, President and CEO

DANNER, INC.,
a Wisconsin corporation

	By:	/s/ Joseph P. Schneider, President and CEO

Joseph P. Schneider, President and CEO

EXHIBIT A
Depiction of Parking Premises

DANNER / LACROSSE FOOTWEAR PARKING LOT IMPROVEMENTS

PERMIT SET: JANUARY 8, 2010

NE RIVERSIDE PARKWAY
EXISTING LOT 1
EXISTING LOT 2
EXISTING LOTS 3-5
EXISTING TENANT A: VISTAR
PROPOSED TENANT B: MANUFACTURING
EXISTING TENANT C: SAMUAL, SON AND CO.
PROPOSED TENANT D: DANNER/ LACROSSE
NE PORTAL WAY
NE 185TH STREET
OVERALL DEVELOPMENT PLAN
PROJECT LOCATION
NORTHEAST PORTLAND
VICINITY MAP

DESIGN TEAM

PROPERTY OWNER

ARCHITECT

DEVELOPER

DP PARTNERS

CIVIL ENGINEER

GENERAL CONTRACTOR

LANDSCAPE ARCHITECT

INDEX OF DRAWINGS

CIVIL

LANDSCAPE

KEYNOTES

PARKING ANALYSIS

SITE DATA

MAX PARKING RATIOS

GROUP MACKENZIE

DP PARTNERS

OVERALL DEVELOPMENT PLAN

T1.1

PERMIT SET - 01.08.10

Exhibit A, Page 1

EXHIBIT A
Depiction of Parking Premises

NE RIVERSIDE PARKWAY
LOT 1 AREA
LOT 2 AREA
(4.20 AC)
LOT 0-5

GENERAL NOTES

SITE DATA

PARKING PROVIDED

KEYNOTES

SITE LEGEND

DATUM/BENCHMARK

BOLLARD BARRIER DETAIL

SITE PLAN

MACKENZIE

DP PARTNERS

LACROSSE PARKING LOT IMPROVEMENTS

SITE PLAN

C2.0

PERMIT SET - 01.08.10

Exhibit A, Page 2

EXHIBIT A
Depiction of Parking Premises

NE RIVERSIDE PARKWAY
LOT 1
LOT 2
LOT 3-5

GRADING NOTES

[illegible]

UTILITY NOTES

[illegible]

GENERAL NOTES

[illegible]

DRIVEWAY GRADING DETAIL

GRADING + UTILITY PLAN

GROUP MACKENZIE

DP PARTNERS

LACROSSE PARKING LOT IMPROVEMENTS

GRADING + UTILITY PLAN

C3.0

2080326.07

UPDATE 01.18.10

PERMIT SET - 01.08.10

Exhibit A, Page 3

EXHIBIT A
Depiction of Parking Premises

NE RIVERSIDE PARKWAY
LOT 1
LOT 2

LEGEND

1 EROSION CONTROL PLAN

STANDARD EROSION AND SEDIMENT CONTROL PLAN DRAWING NOTES

GENERAL NOTES

TEMPORARY GRASSES AND PERMANENT VEGETATIVE COVER

DWARF GRASS MIX (LOW HEIGHT, LOW MAINTENANCE)

PERMANENT SEED MIX (FOR SWALES)

PROJECT LOCATION
NORTHEAST PORTLAND

VICINITY MAP

ELEVATION VIEW
SECTION A-A

NOTES:

1 CONCRETE WASH-OUT

2 CONSTRUCTION ENTRANCE

PLAN
SECTION A-A
DITCH INLET

3 BIOFILTER BAG INLET PROTECTION

SIDE VIEW
SIDE VIEW
TOP VIEW

4 FILTER FABRIC SEDIMENT FENCE

PLAN VIEW
PROFILE

5 BIO BAG CHECK DAM

GROUP MACKENZIE

DP PARTNERS

LACROSSE PARKING LOT IMPROVEMENTS

EROSION CONTROL PLAN

C5.0

2080028.07

UPDATED 01/25/10
PERMIT SET - 01/08/10

Exhibit A, Page 4

EXHIBIT A
Depiction of Parking Premises

1 CONCRETE VERTICAL CURB
2 CONCRETE SIDEWALK
3 SLOUGH OUTFALL
4 TYPICAL SECTION
5 TYPICAL SECTION
6 CONCRETE DITCH INLET
SECTION A-A
SECTION B-B
PLAN
7 6" PIPE BOLLARD
8 SIGN POLE
STOP

GROUP MACKENZIE

DP PARTNERS

LAGROSE PARKING LOT IMPROVEMENTS

DETAIL SHEET

C8.0

2080028.07

PERMIT SET - 01.08.10

Exhibit A, Page 5

EXHIBIT A
Depiction of Parking Premises

NE RIVERSIDE PARKWAY
LOT 1 AREA
LOT 2 AREA
LOT 3-5

PLANT MATERIAL SCHEDULE

TREES

SHRUBS

GROUNDCOVER

STORMWATER

GENERAL NOTES

LANDSCAPE NOTES

LANDSCAPE PLAN

MACKENZIE

DP PARTNERS

LANDSCAPE PLAN

L2.1

PERMIT SET - 01.08.10

Exhibit A, Page 6

EXHIBIT A
Depiction of Parking Premises

Exhibit A, Page 7

EXHIBIT B
Parking Lot Easement Agreement
[SEE NEXT 9 PAGES]

Exhibit B, Page 1

Recording requested by, and
after recording, return to:
Andrew I. Davis
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, OR 97204
PARKING LOT EASEMENT AGREEMENT
     THIS PARKING LOT EASEMENT AGREEMENT (“Agreement”) is made this ___ day of February, 2010, by and between THE CITY OF PORTLAND, a municipal corporation, acting by and through the PORTLAND DEVELOPMENT COMMISSION, the duly designated urban renewal agency of The City of Portland (“Grantor”), and DP PARTNERS PORTLAND I, LLC, a Delaware limited liability company (“Grantee”).
RECITALS
     A. Grantor is the owner of Lots 1 and 2, Riverside Parkway Corporate Center, City of Portland, Multnomah County, Oregon (the “Grantor Property”).
     B. Grantee is the owner of Lots 3, 4 and 5, Riverside Parkway Corporate Center, City of Portland, Multnomah County, Oregon (the “Grantee Property”).
     C. The parties desire to enter into this Agreement for the purpose of granting a perpetual, exclusive easement in favor of Grantee for vehicle parking, truck and trailer storage, driveways, access and related purposes on, over, across, under and through that portion of the Grantor Property described on the attached Exhibit A and depicted on the attached Exhibit B (the “Parking Area”), on the terms and conditions set forth in this Agreement.
     D. The parties intend the No Build Restriction set forth in Section 4.1 below to fulfill, in whole or in part, any building setback requirements imposed on Grantor by the City of Portland.
AGREEMENT
1. GRANT OF EASEMENT. Subject to the No Build Restriction, Fire Access Easement and Stormwater Easement referenced in Section 4 below, Grantor hereby grants and conveys to Grantee and its agents, employees, licensees, lessees, contractors, invitees, successors and assigns (collectively, “Grantee Parties”), an exclusive easement on, over, across, under and through the Parking Area for the construction, improvement, maintenance, repair, replacement, alteration, operation and use of a parking lot and driveways for vehicle parking, truck and trailer

Exhibit B, Page 1

storage, access, ingress, egress, and related purposes and improvements (including without limitation landscaping, lighting, curbs, fencing and stormwater facilities). The parties hereto intend that the “exclusive” nature of the easement granted hereunder be construed in its broadest sense. Accordingly, in furtherance of such intent, Grantor grants and conveys to Grantee and Grantee Parties the exclusive use, possession and control of the Parking Area, and no other party (including Grantor and its successors and assigns) shall have any right to the use or possession of the Parking Area, except as expressly provided by the Fire Access Easement and Stormwater Easement referenced in Section 4 below. Grantee at its sole option may from time to time license or lease the Parking Area to any party on such terms and conditions as Grantee deems appropriate, subject to the terms of this Agreement. Grantee shall have the exclusive right to collect and retain all rents, revenues and income of the Parking Area. Grantor represents and warrants that no other party has any right to the use or possession of the Parking Area or any portion thereof.
2. TERM. The term of this Agreement and the easement and other rights hereunder shall be perpetual.
3. EASEMENT CONSIDERATION. In consideration for the easement and other rights hereunder, Grantee shall pay to Grantor the sum of Two Hundred Seventy Nine Thousand Two Hundred Thirty Five Dollars ($279,235.00) (the “Easement Consideration”) within thirty (30) days of the recordation of this Agreement.
4. LIMITATION OF RIGHTS. Notwithstanding any other provision herein, this Agreement and the easement and other rights hereunder shall be subject to the following:
     4.1 All buildings and structures are strictly prohibited within the Parking Area (the “No Build Restriction”). The No Build Restriction shall constitute a permanent restrictive covenant running with the land for the sole benefit of the Grantor Property and each and every portion and subdivision thereof (excluding the Parking Area).
     4.2 Grantor reserves a perpetual, nonexclusive easement on, over, across and through the Parking Area for the sole purpose of emergency access, ingress and egress by the local fire authorities (the “Fire Access Easement”). The Fire Access Easement shall constitute a permanent easement running with the land for the sole benefit of the Grantor Property (excluding the Parking Area).
     4.3 This Agreement is subject to the terms and provisions of that Stormwater Easement Agreement dated as of the date hereof between Grantor and Grantee (the “Stormwater Easement”).
5. CONSTRUCTION AND MAINTENANCE. Grantee shall be responsible for all costs of the construction and maintenance of improvements made by it from time to time within the Parking Area. Grantee shall maintain the Parking Area in a neat and clean condition, and shall use the Parking Area in accordance with applicable law.

Exhibit B, Page 2

6. TAXES AND UTILITIES. Grantee shall pay when due all real property taxes and assessments levied on the Parking Area and attributable to the period on and after the date of recordation of this Agreement. Grantor and Grantee shall promptly submit such application and take such actions as may be reasonably necessary to cause the Parking Area to become a separate tax parcel on or before June 30, 2010 so that it is assessed and billed independently from the balance of the Grantor Property. To the extent that does not occur, real property taxes and assessments shall be allocated between the Parking Area and the balance of the Grantor Property proportionately based on the respective market values of the land and improvements of each such property as reflected on the records of the Multnomah County Division of Assessment and Taxation, except that the assessments of the Multnomah County Drainage District shall be allocated based on the respective square footage of land area of each property. Grantee shall pay when due all charges for utility services and other charges in connection with its use, occupancy, operation and maintenance of the Parking Area.
7. INDEMNITY. Grantee shall indemnify, defend and hold harmless Grantor from and against any claim, action, damage, loss, liability or expense arising out of or in any way connected with the use of the Parking Area by Grantee or its agents, employees, licensees, lessees, contractors and invitees. The foregoing indemnification obligation shall be binding upon and inure to the benefit of each party hereto and its successors and assigns; provided, however, that Grantee and its successors and assigns shall only be liable for such indemnification obligation to the extent attributable to events arising during the period of such party’s ownership of the easement rights under this Agreement.
8. OPTIONS TO CONVEY AND ACQUIRE FEE INTEREST. Grantor hereby grants to Grantee the option to acquire fee title to the Parking Area (the “Grantee Option”). In addition, Grantee hereby grants to Grantor the option to convey fee title to the Parking Area to Grantee (the “Grantor Option”). The Grantee Option or Grantor Option, as applicable, is referred to herein as the “Option.” The Option is subject to the following terms:
     8.1 The Option is exercisable by written notice given to the other party within fifteen (15) years from the date of recordation of this Agreement.
     8.2 Upon exercise of the Option, Grantor shall cause the Parking Area to be created as an independent legal lot of record pursuant to one or more property line adjustments approved by the City of Portland. Notwithstanding the foregoing, Grantor may, but shall not be obligated to proceed with the establishment of the Parking Area as an independent legal lot if the applicable authorities condition such establishment upon Grantor’s two (2) existing legal lots being combined into a single legal lot. Likewise, notwithstanding its exercise of the Option, Grantee is not obligated to accept fee title to the Parking Area except as an independent legal lot of record (and without consolidation with or otherwise affecting Grantee’s adjacent property). The Option shall be reinstated for both parties in the event creation of the Parking Area as an independent legal lot is not completed due to the foregoing, but any future exercise of the Option shall remain subject to the foregoing. The party that exercised the Option shall pay the costs of the property line adjustment(s).

Exhibit B, Page 3

     8.3 The conveyance of the fee interest in the Parking Area to Grantee shall occur promptly after approval of the requisite property line adjustment(s).
     8.4 The purchase price for the conveyance of the fee interest in the Parking Area shall be Ten and No/100 Dollars ($10.00) (the “Fee Consideration”).
     8.5 On the conveyance date, Grantor shall execute and deliver to Grantee a bargain and sale deed conveying fee simple title in the Parking Area to Grantee, free and clear of all liens, claims and encumbrances created or suffered by Grantor, but subject to the No Build Restriction, Fire Access Easement and Stormwater Easement. Grantor shall also deliver at closing a nonforeign seller affidavit (pursuant to IRC § 1445) in customary form.
     8.6 Closing shall occur in escrow with First American Title Insurance Company, or in any other manner agreeable to the parties. Grantor shall be responsible for applicable transfer taxes and the premium for the standard owner’s title insurance policy described in Section 8.7 below. Grantee shall be responsible for paying the recording fee for the deed and costs of any extended title insurance coverages requested by Grantee. Escrow fees, if applicable, shall be evenly divided. Each party shall pay the costs of its own attorneys and professionals. All other closing costs shall be allocated in accordance with customary practice in Multnomah County, Oregon.
     8.7 Grantor at its expense shall cause First American Title Insurance Company to furnish a standard owner’s policy of title insurance insuring fee simple title to the Parking Area in Grantee as of the closing date in an amount equal to the sum of the Easement Consideration and Fee Consideration, subject only to the standard printed exceptions of the title insurance company and exceptions for matters created, suffered or approved in writing by Grantee (which include the No Build Restriction, Fire Access Easement and Stormwater Easement). If either party exercises this Option within one year of the recordation of this Easement and Grantee has previously obtained a title insurance policy for the easement granted hereunder, Grantor shall reimburse Grantee at closing for the cost of such policy (excluding the costs of any extended coverages obtained by Grantee).
     8.8 The Option may be exercised by each party, its successors or assigns.
9. EFFECT OF THIS AGREEMENT. The easement granted in this Agreement shall be for the benefit of and appurtenant to the Grantee Property, and each and every portion or subdivision thereof, and shall burden the Grantor Property. The benefits and burdens of this Agreement shall run with the land so benefitted and burdened, and each and every portion or subdivision thereof. This Agreement and the easements and covenants contained herein shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns. Grantor shall not take or permit any action that conflicts with the terms of this Agreement or interferes with Grantee’s rights and interests under this Agreement. Grantee may freely assign, lease or otherwise transfer all or any portion of its rights and interests under this Agreement.

Exhibit B, Page 4

10. ATTORNEYS’ FEES. If any suit, action or proceeding is brought by any party hereto to declare, interpret or enforce any rights under this Agreement, or for the breach of any covenant, term or condition hereof, the prevailing party in such suit, action or proceeding, including at arbitration, at trial, on appeal or on any petition for review, shall be entitled to recover its reasonable attorney fees, in addition to all other costs and damages provided by law.
11. NOTICE. Any notice under this Agreement shall be in writing and shall be effective when actually delivered, or if mailed, five (5) days after being deposited in the U.S. Mail as certified mail, return receipt requested, postage prepaid. Mail shall be directed to the address of the record owner of the Grantor Property or Grantee Property, as the case may be, at the address for tax statements as shown on the real property tax records of Multnomah County, Oregon, or to such other address as a party may specify by written notice to the other.
12. TERMINATION. On or about January 8, 2010, Grantee submitted its application to the City of Portland for a construction permit (the “Construction Permit”) for the initial improvements to be made by Grantee to the Parking Area and land covered by the Stormwater Easement. If Grantee does not receive the Construction Permit within six (6) months of recordation of this Agreement, the parties shall execute, deliver and record a termination of this Agreement in mutually acceptable form within thirty (30) days from the date of expiration of such 6-month period. Except for termination pursuant to the foregoing provisions of this Section 12, this Agreement and the easement and other rights hereunder shall be irrevocable.
13. MISCELLANEOUS. Time is of the essence as to all provisions of this Agreement. Upon execution and acknowledgment by all parties, this Agreement shall be recorded in the official real estate records of Multnomah County, Oregon. This Agreement shall be construed, governed, applied and enforced in accordance with the laws of the State of Oregon. Venue shall be in Multnomah County, Oregon with respect to any dispute or action under this Agreement. The parties hereby waive the right to trial by jury in connection with any dispute under this Agreement. This Agreement is the entire, final and complete agreement of the parties with respect to the matters set forth herein. This Agreement may not be modified or amended except in a writing signed by Grantor and Grantee. If any portion of this Agreement shall be invalid or unenforceable to any extent, the validity of the remaining provisions shall not be affected thereby, and the parties shall amend this Agreement to substitute for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue and to otherwise give effect to the provision at issue as much as possible. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Each party agrees to take such actions and to execute, acknowledge and deliver any and all documents and instruments as may be reasonably requested from time to time by the other party to carry out the intent and purposes of this Agreement more effectively. No third party (including the public) is intended to be benefitted or afforded any legal rights under or by virtue of this Agreement.
[SIGNATURES ON NEXT PAGE]

Exhibit B, Page 5

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GRANTOR:	THE CITY OF PORTLAND, a municipal corporation, acting by and through the PORTLAND DEVELOPMENT COMMISSION, the duly designated urban renewal agency of The City of Portland

By:
Its:

Approved as to Form:

By:

Its:

GRANTEE:	DP PARTNERS PORTLAND I, LLC, a Delaware limited liability company

	By:	Dermody Properties, LLC, a Delaware limited liability company
	Its:	Managing Member

By:
Michael C. Dermody, President

STATE OF OREGON	)
	)	ACKNOWLEDGMENT
COUNTY OF MULTNOMAH	)
     I,                     , a notary public for                     , do hereby certify that                     , the                      of the PORTLAND DEVELOPMENT COMMISSION, personally appeared before me this day and acknowledged the due execution of the foregoing instrument.
     Witness my hand and seal (where an official seal is required by law) official seal this ___day of                     , 2010.

Signature of Notary Public
My Commission Expires:

Exhibit B, Page 6

STATE OF NEVADA	)
	)	ACKNOWLEDGMENT
COUNTY OF WASHOE	)
     I,                     , a notary public for                     , do hereby certify that Michael C. Dermody, President of Dermody Properties, LLC, a Delaware limited liability company, Managing Member of DP PARTNERS PORTLAND I, LLC, a Delaware limited liability company, personally appeared before me this day and acknowledged the due execution of the foregoing instrument.
     Witness my hand and seal (where an official seal is required by law) official seal this ___ day of                     , 2010.

Signature of Notary Public
My Commission Expires:

Exhibit B, Page 7

ZTec Engineers, Inc.
Civil ◆ Structural ◆ Surveying

John McL. Middleton, P.E.	Chris C. Fischborn, P.L.S.	Ronald b. Sellards, P.E.
3737 SE 8th Ave.
Portland, OR 97202
503-235-8795
FAX: 503-233-7889
Email: ztec@ztecengineers.com
January 18, 2010
Exhibit “A”
Parking Area
A portion of Lots 1 and 2 of the plat of “Riverside Parkway Corporate Center”, located in the Southeast one-quarter of Section 19, Township 1 North, Range 3 East, of the Willamette Meridian, in the City of Portland, Multnomah County, Oregon. Said portion being more particularly described as follows:
Beginning at a brass screw with a 3/4 inch brass washer stamped, “ZTEC LS 1944”, found at the Northeast corner of said Lot 2 of said “Riverside Parkway Corporate Center”, said point being on the South right-of-way line of Northeast Riverside Parkway; thence South 00°01’23” West, along the East line of said Lot 2, a distance of 679.24 feet to a 5/8 inch iron rod with a yellow plastic cap stamped, “ZTEC LS 1944”, found at the Southeast corner thereof; thence North 88°25’25” West, along the South line of said Lot 2, a distance of 75.03 feet; thence North 00°01’23” East, parallel with said east line, a distance of 674.33 feet to a point on said South right-of-way line of said Northeast Riverside Parkway; thence along said South right-of-way line, along a 2969.00 foot radius curve to the right, through a central angle of 01°26’25”, an arc distance of 75.06 feet (the long chord of said curve bears North 87°49’44” East, a distance of 75.06 feet) to the true point of beginning herein described.

Exhibit A, Page 1 of 1

N.E. RIVERSIDE PKWY
62'
POINT OF BEGINNING
NE CORNER OF LOT 2
FOUND BRASS SCREW
WITH 3/4" BRASS WASHER
STAMPED, "ZTEC LS 1944"
△=01°26'55"
R=2969.00'
L=75.06'
CH=N87°49'44"E
75.06'
366.26'
75.0' PARKING LOT &
FIRE ACCESS EASEMENT
S 00°01'23" W
LOT 1
PARKWAY
CENTER
674.33'
S 00°01'23" W 679.24'
S 90°00'00" E 491.23'
N 00°01'23" E
RIVERSIDE
CORPORATE
LOT 2
N88°25'25"W
75.03'
S 88°25'25" E 541.47'
LOT 3
LOT 4
FOUND 5/8" IRON ROD
WITH YELLOW PLASTIC CAP
STAMPED, "ZTEC LS 1944"
FOUND 5/8" IRON ROD
WITH YELLOW PLASTIC CAP
STAMPED, "ZTEC LS 1944"
GRAPHIC SCALE
1" = 100'

EXHIBIT "B"

TITLE: **PARKING AREA**		**ZTec ENGINEERS, INC.** 3737 S.E. 8TH AVE PORTLAND, OREGON 97202 (503) 235-8795
DATE: 1/18/10	PLOT DATE: 1/22/10	
DWG BY: JWS	CHK BY: CCF	
SHEET:	FILE: S38851EXHI	CLIENT: PDC

Exhibit B, Page 1 of 1

EXHIBIT C
Parking Lot Loan and Conditions Subsequent
     1.1 Parking Lot Loan. Landlord and Tenant are proceeding forward with this Parking Lot Lease on the understanding that PDC will provide the necessary financing to Landlord for the acquisition of the Parking Lot Easement and the design, permitting and construction of the initial Parking Lot Improvements on terms and conditions acceptable to both Landlord and Tenant (the “Parking Lot Loan”), which financing must be amortized over not less than twenty (20) years with an interest rate of between 1%-3% and will (as set forth in Section 2.2 of this Parking Lot Lease) be the basis for Monthly Rent. Landlord and Tenant agree to cooperate with one another and proceed in good faith to try to satisfy the conditions subsequent set forth below in Section II of this Exhibit C, as soon as reasonably possible. Landlord will diligently pursue acquisition of the Parking Lot Easement and the planning, design, permitting and construction of the initial Parking Lot Improvements, including without limitation seeking all necessary permits and approvals therefor, and will diligently pursue obtaining the Parking Lot Loan from PDC on terms and conditions acceptable to both Landlord and Tenant.
     1.2 Landlord has provided Tenant with a “not to exceed” budget for the acquisition of the parking Lot Easement and the design, permitting and construction of the Parking Lot Improvements, a copy of which is attached hereto as Exhibit “C-1” (the “Budget”). Landlord shall not, in acquiring the Parking Lot Easement, and designing, permitting and constructing the Parking Lot Improvements, exceed the total estimated project cost under such Budget, or obtain a Parking Lot Loan in excess of $655,000.00 to pay for costs outlined in such Budget, unless (i) Tenant has approved an increase in such total project cost, or the larger Parking Lot Loan, in writing, or (ii) Landlord pays for such increased costs out of its own pocket without additional borrowing from PDC or additional payments from Tenant.
     Except as otherwise provided herein, it is the parties’ intent that all costs and benefits of the Parking Lot Loan be passed directly through to the Tenant without additional markup, charge or fee by Landlord.
II.	Conditions Subsequent.
     Notwithstanding anything expressed or implied in this Parking Lot Lease to the contrary, this Parking Lot Lease may be terminated by either party as provided below if any one of the following conditions are not satisfied on or before March 5, 2010:
     (1) Landlord has recorded the Parking Lot Easement;
     (2) Landlord has received all necessary governmental approvals and permits (specifically including without limitation a construction permit) for Landlord to construct the initial Parking Lot Improvements; and
     (3) PDC has agreed in writing to provide an acceptable Parking Lot Loan to Landlord for the costs of acquisition of the Parking Lot Easement and the design, permitting and construction of the initial Parking Lot Improvements and Tenant has given notice to Landlord of Tenant’s approval of the terms of such Parking Lot Loan; provided, however, that this condition number 3 applies only if the monthly payments for the Parking Lot Loan after completion of construction of the initial Parking Lot Improvements and commencement of full principal and interest payments thereunder exceeds $3,605.00 per month.
     In the event that any of these conditions are not satisfied on or before March 5, 2010, either party may terminate this Parking Lot Lease at any time thereafter (so long as such termination is prior to the satisfaction of all these conditions) by giving written notice thereof to the other whereupon this Parking Lot Lease shall terminate and the parties shall have no further obligations or liabilities hereunder (excluding the terms of the Reimbursement Letter (defined in Section 2.1 of this Parking Lot Lease) which shall survive any such termination of this Parking Lot Lease). In the absence of such termination, the parties shall continue in good faith to pursue the satisfaction of the above conditions, subject to the foregoing right of termination. Upon the satisfaction of all of the foregoing conditions, the parties shall execute and deliver from time to time, within ten (10) days of request by either party, such document(s) as may be reasonably requested to confirm satisfaction of the foregoing conditions.

Exhibit C, Page 1

EXHIBIT C-1
Budget For Acquisition of Parking Lot Easement and Design,
Permit and Construction of Parking Lot Improvements

DP PARTNERS		12/30/2009
LaCrosse Remote Parking Lot
Project Cost Budget

Acres Gross		1.17
SF Gross (DP estimate)		50,943
Land Cost pSF (per PDC)		$5.50

Land Cost Total		$280,187
Legal for Land Conveyance (DP estimate)		$40,000
Due Diligence, Geotech, Surveys, etc (DP est.)		$25,000
A&E & Planning (Grp Mack-Dp contract 12/22/09)		$27,000
Permit Fees (Grp Mack estimate)		$12,000
Storm SDC (Grp Mack estimate)		$6,000
Transportation SDC (Grp Mack estimate)		$30,000
Special Testing (Grp Mack estimate)		$5,000
Parking Lot Constr Budget (Perlo est. 12/29/09)		$303,439
Developer Fee [(Fixed (at 4%, excl land & cont.)]		$18,000
Contingency (4.5%, excl land)		$20,990

Total Project Cost Budget		$767,615

LaCrosse Remote Parking Lot
PDC Financing Request

Total Project Cost		$767,615
Equity Requested	15%	$115,142

Financed Amount Requested		$652,473

Interest Rate Requested		1.0%

Term of Financing Requested (months)		240
Exhibit C-1